Exhibit 21 - Subsidiaries of Registrant

                                                         State of Incorporation
                                                         ----------------------
Name of Subsidiary                                           or Organization
------------------                                           ---------------

Community Bank of Southern Indiana                               Indiana
     CBSI Holdings, Inc.                                         Nevada
     CBSI Investments, Inc.                                      Nevada
         CBSI Investment Portfolio Management, LLC               Nevada
     CBSI Development Fund, Inc.                                 Indiana
     First Community Service Corporation                         Indiana

Community Bank of Kentucky                                      Kentucky
     Nelson Service Corporation                                 Kentucky